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EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contacts:	Media
Dan Greenfield Vice President of Corporate Communications 404-748-6889 404-432-6526 (mobile) greenfie@corp.earthlink.net
Investors Michael Gallentine Vice President of Investor Relations 404-748-7153 678-358-5441 (mobile) gallentineml@corp.earthlink.net

EARTHLINK REPORTS SECOND QUARTER 2001 FINANCIAL RESULTS

Company Sees Significant Improvement in EBITDA During the Quarter

Atlanta, July 19, 2001—EarthLink, Inc. (NASDAQ: ELNK) today announced its second quarter financial results for the three months ending June 30, 2001.

    For the second quarter, revenues grew to $303.8 million, up 3 percent from the first quarter and 32 percent from the same period last year. Earnings before interest, taxes, depreciation and amortization (EBITDA) were a negative $8.2 million, a significant improvement from EBITDA losses of $18.6 million in the previous quarter and $32.7 million in the prior year quarter. Net loss for the second quarter, excluding acquisition and merger-related costs, was $35.1 million, or ($0.27) per share, approximately the same as the net loss of the first quarter. This loss includes a $4.1 million write-down of equity investments in other companies. Excluding this write-down, the net loss for the period would have been ($0.24) per share, or an 11 percent improvement over the prior quarter. Net loss including acquisition and merger-related costs was $90.5 million. EarthLink ended the second quarter with approximately 4.9 million paying subscribers, up 97,000 from March 31, 2001 and 1.2 million from the year ago quarter. Average monthly subscriber churn was 3.9 percent, the same as the preceding quarter, and improved from 4.2 percent for the prior year quarter.

    "We are continuing to experience impressive growth for broadband access services and are driving down operating costs, while still investing in our future through brand advertising and product development," said Garry Betty, EarthLink's chief executive officer. "We are solidly on track to be EBITDA-positive by the fourth quarter of this year."

Second Quarter Financial Results

Revenue

    Broadband access remains the company's greatest source of growth, now comprising 13 percent of EarthLink's total revenues compared to 11 percent and 4 percent for the previous quarter and prior year quarter, respectively. EarthLink's broadband subscriber base grew to 346,000 compared to 288,000 for the previous quarter and 80,000 for the prior year quarter. Broadband revenues increased to $40.6 million—up 25 percent from the first quarter and 292 percent over the second quarter of 2000. Subscriber growth was slightly lower than in the first quarter primarily as a result of industry-wide price increases and the effects of seasonality. Expanded marketing efforts, including those for satellite and cable offerings, are expected to lead to an increase in new subscribers in future quarters.

    Narrowband revenues during the quarter were $244.1 million, an increase of 1 percent from the first quarter and 24 percent year over year. Narrowband revenue growth was the result of an increase of 39,000 subscribers. The company ended the quarter with 4.4 million narrowband customers compared to 3.5 million in the second quarter of 2000.

    Web hosting revenues in the second quarter were $14.5 million, a 13 percent decrease from last quarter and a 9 percent decrease year over year. Web hosting customers were unchanged from the previous quarter at 173,000, but have increased 28 percent from the same quarter prior year. The decrease in revenue reflects lower domain fees, which can vary from quarter to quarter, and the migration to lower average prices that will allow EarthLink to be more competitive in the SOHO (small office/home office) business market. Web hosting revenue is expected to stabilize around current levels.

Profitability

    Gross margin increased to $175.1 million in the second quarter from $174.3 million in the first quarter. As a percentage of revenue, gross margin decreased to 57.6 percent from 59.1 percent. This decrease reflects the increasing mix of broadband revenues, whose gross margins are approximately 20 percent; the decline in prices in high-margin web hosting; and an increase in data center depreciation reflecting upgrades to our data centers. Gross margin percentage is expected to increase modestly over the remainder of the year as a result of increased revenue from narrowband price increases and reductions in telecommunications costs from improved utilization and more favorable terms in recent telecommunications service agreements.

    Operations and Subscriber Support was $83.6 million, unchanged from the first quarter of 2001. As a percent of revenue, it declined from 28.4 percent to 27.5 percent.

    Sales and Marketing (S&M) decreased to $99.9 million, compared to $103.3 million in the first quarter of 2001. This decrease in S&M is due to lower levels of marketing activity compared to the seasonally stronger first quarter, as well as some improvement in response rates on direct marketing programs. Second quarter S&M expenses included $14 million for EarthLink's brand advertising.

    General and administrative (G&A) expenses declined to $29.0 million from $32.0 million in the preceding quarter. This reduction is primarily the result of the near completion of the integration of the acquired OneMain.com organization into EarthLink, which further enables EarthLink to leverage economies of scale.

    Other income (expense) decreased 76 percent to $2.3 million compared to $9.6 million in the first quarter. This decrease was due to the $4.1 million write-down of equity investments in other companies and declining interest rates, which have led to lower interest income earned on short term investments.

    As of June 30, 2001, EarthLink held cash and cash equivalents of $600.5 million. Capital expenditures were $9 million in the quarter; payments on subscriber acquisitions were $12 million, and changes in net working capital provided $10 million in cash. Total cash used in the quarter was $15 million. The company expects its cash balance to be more than sufficient to fund its operations until EarthLink is free cash flow positive.

Other Second Quarter Highlights

    In June, EarthLink announced a price increase for its unlimited monthly dial-up service, from $19.95 to $21.95. The increase went into effect July 2, 2001 for all new subscribers and will go into effect on August 1, 2001 for most of EarthLink's existing customers. On March 1, 2001, EarthLink had raised its monthly price for DSL service from $39.95 to $49.95.

    During the second quarter, EarthLink also made great strides in its overall strategy to expand its service offerings beyond its dial-up subscriber base and move further into the fast growing broadband and wireless access markets.

    In terms of broadband access, EarthLink launched the industry's first nationwide wired and wireless home networking service and introduced a DSL static IP address service targeted at SOHO and telecommuter customers; announced two-way high speed satellite Internet access with Hughes

DirecPC; and began a high-speed cable trial with Cox Communications. EarthLink has previously announced similar agreements with Comcast Cable Communications, Inc. and AT&T Broadband. This week, the company announced that in September it would begin rolling out high-speed Internet service over Time Warner's cable network in Columbus, Ohio and Syracuse, New York. Launches in other cities are expected by the end of the year.

    As part of the company's EarthLink Everywhere strategy to extend Internet access beyond the traditional desktop PC, EarthLink began offering mobile EarthLink email services on the Motorola Talkabout® 2-way model T900 and announced that Sony had selected EarthLink as its ISP for its new eVilla™ entertainment center.

    EarthLink also continues to deliver value to its core dial-up subscriber base. During the quarter, EarthLink won the top honor in Interactive Week's Reader's Survey for its outstanding service. For the year, EarthLink has also received for the second year in a row the Ziff Davis Smart Business' "Best of the Best" award and the CNET "Editors' Choice" honor. In addition, EarthLink debuted its latest personal start page subscriber portal to create a more customizable experience with more features, more functionality and more utility for its subscribers.

Business Outlook

    The following statements are based on management's current expectations. These statements are forward-looking, and actual results may differ materially. See comments under "Forward-Looking Statements" below. The company undertakes no obligations to update these statements.

    Management continues to refine the company's 2001 outlook. EarthLink's principal operating objectives are to continue growing the broadband business rapidly while significantly improving profitability and demonstrating the ability to generate cash from operations. The company is targeting to be EBITDA-positive in the last quarter of 2001.

    Based on current trends and operating plans in place for the year, EarthLink expects to end 2001 with approximately 5 million paying customers. Management anticipates that most of that growth will come from the broadband product line. EarthLink intends to capitalize on strong market demand, its national footprint, and its ability to deploy DSL, cable, fixed wireless and satellite broadband solutions to grow its broadband base to at least 500,000 subscribers by year-end. However, the company expects the number of its narrowband subscribers to decline slightly year over year as a result of its recently announced price increase and the continued migration to broadband services.

    Revenues for the year are expected to be between $1.2 and $1.3 billion. EarthLink expects to continue improving operating margins in 2001 compared to 2000 by lowering telecommunications costs for both its narrowband and broadband services; reducing broadband installation costs by making the installation process more efficient, particularly through widespread adoption of self-installation; and growing all other operational expenses more slowly than revenues. Sales and marketing expenses are expected to decline modestly year over year as the elimination of marketing in less cost-effective channels more than offsets investment in broadband growth and brand advertising. As a result of anticipated revenue growth, increased gross profits, and reductions in operating costs and sales and marketing as percentages of revenue, EBITDA is expected to improve sequentially in each quarter of 2001 and to become positive in the last quarter. For the year, EBITDA is expected to be in the range of negative $17-$27 million. For the year, net loss before merger and acquisition-related costs and intangible asset write-offs is expected to be in the range of $105-$120 million, and net loss per share, on the same basis, is expected to be in the range of ($0.80) to ($0.95).

    In the third quarter of 2001, due to a temporary increase in customer churn resulting from the recently announced price increase, total subscribers may decline modestly but are expected to remain in the range of 4.75 to 4.9 million. Third quarter revenues should grow to approximately $315-$320 million due to the net benefit of the price increase and continued growth in broadband services. Sales and marketing spending is expected to increase to approximately $105 million during the third quarter to offset the effects of price increases and to expand marketing of broadband satellite and cable services. Member support expenses will also increase temporarily in response to an expected increase in call volume resulting from the price increase and the continued conversion of OneMain customers to the EarthLink billing systems. Overall, the third quarter EBITDA loss is expected to narrow to between $5 million and breakeven. The company expects net loss for the quarter, before merger and acquisition related costs, to be in the range of ($0.17)—($0.20) per share.

Conference Call for Analysts and Investors

    Investors in the United States and Canada interested in participating in EarthLink's second quarter earnings conference call may dial 1-800-946-0713 and reference confirmation code: 512188. Other international investors may dial 1-719-457-2642 and reference the same confirmation code. The conference call begins at 9 a.m. EDT on July 19, 2001; EarthLink recommends dialing in approximately 10 minutes prior to the scheduled start time.

    Investors also will have the opportunity to listen to a live Webcast of the conference call via the Internet at the following site:

    http://www.corporate-ir.net/ireye/irsite.zhtml?ticker=ELNK&script=1000

    A taped replay will be available beginning at 12 p.m. EDT on July 19 through 1 a.m. EDT on July 21, 2001, by dialing 1-719-457-0820. The replay confirmation code is 512188.

    The Webcast of this call will be archived on our site at:

    http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=ELNK&script=1100

About EarthLink

    The #1 Provider of the Real Internettm, EarthLink brings the magic of the Internet to approximately 4.9 million subscribers every day. Headquartered in Atlanta, EarthLink provides a full range of innovative access, hosting and e-commerce solutions to thousands of communities through over 8,800 dial-up points of presence, and broadband and wireless technologies. EarthLink is committed to doing an exceptional job of pleasing its subscribers, shareholders and the community by following the company's Core Values and Beliefs (http://www.earthlink.net/about/ourvalues/cvb/index.html). Information about EarthLink services is available by calling 800-395-8425 and through EarthLink's Web site at www.earthlink.net.

# # #

Cautionary Information Regarding Forward-Looking Statements

    Certain of the statements contained in this release are forward-looking statements (rather than historical facts) that are subject to risks and uncertainties that could cause actual results to differ materially from those described. With respect to such forward-looking statements, the company seeks the protections afforded by the Private Securities Litigation Reform Act of 1995. These risk include, without limitation, (1) that the company may fail to be competitive with existing and new competitors, (2) that the company may not retain or grow its member base, (3) that our commercial and alliance arrangements may not be as beneficial to the company as management anticipates, (4) that demand for and availability and implementation of the company's broadband services may not continue to grow and improve as expected, (5) that pricing structures which the company may charge for its services or which are charged generally in the market may negatively affect revenues and earnings, (6) that churn may not improve to expected levels, (7) that the expected level of advertising, content and commerce revenues may not be achieved, (8) that prices charged to the company by its telecommunications providers may not continue to decline as expected, (9) that the company may not adequately respond to technological developments impacting the Internet, (10) that needed financing may not be available to the company if and as needed, (11) that a significant change in the growth rate of the overall U.S. economy may occur, such that consumer and corporate spending are materially impacted, (12) that a significant reversal in the trend toward increased usage of the Internet may occur, and (13) that some other unforeseen difficulties may occur. This list is intended to identify certain of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included elsewhere herein. These factors are not intended to represent a complete list of all risks and uncertainties inherent in the company's business, and should be read in conjunction with the more detailed cautionary statements included elsewhere in the company's most recent filings with the SEC.

EARTHLINK, INC.
Consolidated Financial Highlights

	Three Months Ended June 30,
	2000	Percent of Total Revenues	2001	Percent of Total Revenues
	(in thousands, except per share data)
Statement of Operations Data:
Revenues:
Narrowband access	$196,300	85%	$244,090	80%
Broadband access	10,361	4%	40,577	13%
Web hosting	15,962	7%	14,511	5%
Content, commerce and advertising	8,238	4%	4,595	2%

Total revenues	230,861	100%	303,773	100%
Operating costs and expenses:
Cost of revenues	85,255	37%	128,672	42%
Operations and member support	75,923	33%	83,579	28%
General and administrative	22,642	10%	28,951	9%

	183,820	80%	241,202	79%

Operating contribution	47,041	20%	62,571	21%
Sales and marketing	95,906	42%	99,936	33%
Merger related charges (1)	—	0%	—	0%
Acquisition-related costs (2)	24,203	10%	55,406	18%
Intangible asset write-off (3)	—	0%	—	0%

	120,109	52%	155,342	51%

Loss from operations	(73,068)	(32%)	(92,771)	(30%)
Other income (expense), net (4)	13,678	6%	2,267	1%

Net loss	(59,390)	(26%)	(90,504)	(29%)
Deductions for accretion dividends (5)	(4,280)	(2%)	(8,184)	(3%)

Net loss attributable to common stockholders	$(63,670)	(28%)	$(98,688)	(32%)

Basic and diluted net loss per share	$(0.52)		$(0.75)

Weighted average common shares outstanding	122,851		131,147
Depreciation/Amortization
Depreciation—cost of revenues	8,749		13,595
Depreciation/Amortization—other	7,450		15,557
Intangible asset write-off (3)	—		—
Acquisition-related amortization	24,203		55,406
Before merger and acquisition-related costs:
Net loss	$(35,187)	(15%)	$(35,098)	(12%)

Basic net loss, per share	$(0.29)		$(0.27)

EBITDA (6)	$(32,666)	(14%)	$(8,213)	(3%)

	Six Months Ended June 30,
	2000	Percent of Total Revenues	2001	Percent of Total Revenues
	(in thousands, except per share data)
Statement of Operations Data:
Revenues:
Narrowband access	$381,755	85%	$486,133	82%
Broadband access	19,335	4%	72,933	12%
Web hosting	32,262	7%	31,160	5%
Content, commerce and advertising	17,214	4%	8,485	1%

Total revenues	450,566	100%	598,711	100%
Operating costs and expenses:
Cost of revenues	162,803	36%	249,294	42%
Operations and member support	138,751	31%	167,269	28%
General and administrative	43,621	10%	60,965	10%

	345,175	77%	477,528	80%

Operating contribution	105,391	23%	121,183	20%
Sales and marketing	214,873	48%	203,186	34%
Merger related charges (1)	33,967	7%	—	0%
Acquisition-related costs (2)	47,866	10%	108,683	18%
Intangible asset write-off (3)	—	0%	11,252	2%

	296,706	65%	323,121	54%

Loss from operations	(191,315)	(42%)	(201,938)	(34%)
Other income (expense), net (4)	23,411	5%	11,840	2%

Net loss	(167,904)	(37%)	(190,098)	(32%)
Deductions for accretion dividends (5)	(7,611)	(2%)	(16,318)	(3%)

Net loss attributable to common stockholders	$(175,515)	(39%)	$(206,416)	(35%)

Basic and diluted net loss per share	$(1.46)		$(1.58)

Weighted average common shares outstanding	120,128		130,866

Depreciation/Amortization
Depreciation—cost of revenues	16,037		26,384
Depreciation/Amortization—other	13,250		28,867
Intangible asset write-off (3)	—		11,252
Acquisition-related amortization	47,866		108,683
Before merger and acquisition-related costs:
Net loss	$(86,071)	(19%)	$(81,415)	(14%)

Basic net loss, per share	$(0.72)		$(0.62)

EBITDA (6)	$(80,195)	(18%)	$(26,752)	(4%)

	December 31, 2000	March 31, 2001	June 30, 2001
Key Operating Data:
Narrowband members	4,306,000	4,331,000	4,370,000
Broadband members	215,000	288,000	346,000
Web hosting accounts	169,000	173,000	173,000

Total member count at end of period	4,690,000	4,792,000	4,889,000
Number of employees at end of period (7)	7,377	6,477	6,199
	December 31, 2000	March 31, 2001	June 30, 2001
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$674,746	$615,030	$600,526
Total assets	1,486,137	1,361,469	1,292,457
Long-term debt	13,472	10,883	7,895
Total liabilities	303,886	276,656	294,846
Stockholders' equity	1,182,251	1,084,813	997,611

(1)
Represents merger and restructuring costs incurred in connection with the merger of EarthLink Network and MindSpring during the three months ended March 31, 2000. These costs were primarily attributable to fees associated with investment banking, legal and accounting services, the acceleration of unamortized costs associated with a line of credit and convertible debt, severance costs and non-cash accelerated compensation expense.

(2)
Represents acquisition and amortization related expenses for the three and six month periods ended June 30, 2000 and 2001 resulting from the following:

  a.
  The acquisition of OneMain.com Inc., on September 12, 2000.

  b.
  The acquisition of various assets used in connection with the consumer dial-up Internet access business of Spry, Inc., in October 1998.

  c.
  The acquisition of the United States Internet services business of NETCOM On-Line Communication Services, Inc., in February 1999.

  d.
  The acquisition of customer bases acquired from several smaller internet service providers.

(3)
In February of 2001, the Company renegotiated its commercial and governance arrangements with Sprint Corporation. The Company's exclusive marketing and co-branding arrangements with Sprint have been terminated. Accordingly, management recorded a non-cash charge of approximately $11.3 million to write-off unamortized assets related to the marketing and co-branding agreements with Sprint.

(4)
Includes net interest income and write-off of equity investments.

(5)
Reflects the accretion of Liquidation Dividends on Series A and B convertible preferred stock at 3% compounded quarterly and the accretion of a dividend related to the beneficial conversion feature in accordance with EITF 98-5.

(6)
Represents net loss before depreciation and amortization, interest income and expense and income tax expense. EBITDA is not determined in accordance with generally accepted accounting principles, is not indicative of cash used by operating activities and should not be considered in isolation, or as an alternative to, or more meaningful than measures of performance determined in accordance with generally accepted accounting principles.

(7)
Represents full-time equivalents.

Contact:

  EarthLink Media
  Dan Greenfield, 404/748-6889
  404/432-6526 (mobile)
  greenfie@corp.earthlink.net ‹mailto:greenfie@corp.earthlink.net›
  or
  Investors
  Mike Gallentine, 404/748-7153
  678/358-5441 (mobile)
  gallentineml@corp.earthlink.net
  ‹mailto:gallentineml@corp.earthlink.net›

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  EXHIBIT 99.1
EARTHLINK REPORTS SECOND QUARTER 2001 FINANCIAL RESULTS Company Sees Significant Improvement in EBITDA During the Quarter
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EARTHLINK, INC. Consolidated Financial Highlights